Exhibit 99.1

Triton Funds to Invest Up to $5M in B2Digital

TAMPA, FL, October 21, 2020 (GLOBE NEWSWIRE) – via NEWMEDIAWIRE – B2Digital Incorporated (the “Company” or “B2Digital”) (OTCMKTS:BTDG), the premier development league for mixed martial arts (“MMA”), is excited to announce that it has entered into a Common Stock Purchase Agreement (the “CSPA”) with Triton Funds, LP (“Triton”) (www.tritonfunds.com), the nation’s largest student venture investment fund, for an investment by Triton in the Company’s common equity of as much as $5 million.

Triton has agreed to invest up to $2.5 million in common stock of B2Digital through the purchase of shares the Company has agreed to sell to Triton, subject to the terms and conditions set forth in the CSPA. In addition, in connection with the CSPA, Triton may invest up to an additional $2.5 million pursuant to warrant agreements.

Triton is primarily focused on investments that will have a lasting positive impact on the Millennial generation with a portfolio of both private and public companies.

Ashkan Mapar, Principal and Portfolio Manager at Triton Funds, commented, “After speaking with management, running due diligence on their business model, and watching their live events, we feel confident that B2Digital is merely at the ground level with vast potential for growth over the next couple of years. It’s not often when you see a publicly traded company in the lower middle market constantly putting on professional live events weekend after weekend for a sport that is expected to rapidly grow, but with BTDG you have exactly that. This is one of the most exciting investments for Triton Funds this year and we are happy to be one of the company's financial and strategic partners.”

Greg P. Bell, Chairman & CEO of B2Digital, added, “Triton is a tremendous source of capital that will help B2 drive future growth and the further development of our model and our overarching strategic vision as a vertically integrated live sports media ecosystem helping to generate the future stars of mixed martial arts. This investment represents a strong vote of confidence from Millennial and Gen-Z investors, and we look forward to proving them right over coming years.”

About TRITON FUNDS LLC

Triton Funds is the nation’s largest student venture investment fund, managed entirely by students from UC San Diego located in Southern California. With $25M AUM, Triton Funds has taken an active part in both the San Diego ecosystem and nationwide, focusing on investments that will have a lasting positive impact on the Millennial generation with a portfolio of both private and public companies. The aim of Triton Funds is to create a student learning platform that will provide real-world experience and help bridge the gap between a STEM dominated university and Wall Street, helping students jumpstart their careers in finance, while providing strategic capitalization, business development support, and engineered exits to organizations with a viable future in the modern economy. Follow the Triton Funds story by visiting the Triton Funds website, Instragram, Twitter, or reach out directly via email. More information can be found at http://www.tritonfunds.com

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About B2Digital Inc.

With extensive background in entertainment, television, video and technology, B2Digital (OTC: BTDG) is now forging ahead and becoming a full-service live event sports company. Capitalizing on the combination of B2Digital CEO Greg P. Bell’s expertise and involvement with more than 40,000 live events over his career for major sports leagues and entertainment venues, B2Digital is in the process of developing and acquiring MMA and sports-related companies to build an integrated Premier Development League, Expand the B2 Official Training Facility Program Network and Continue the growth of the B2 Social Media Network for the multibillion-dollar mixed martial arts (“MMA”) industry.

B2Digital intends to create and develop league champions that will move on to the MMA major leagues from the Company’s B2 Fighting Series brand. Each year, the top fighters will be invited to the annual B2 Fighting Series National Championship live event.

B2Digital has developed and deployed the systems and technologies for the operation of the B2 Fighting Series, “B2FS”. This includes social media marketing, event management, digital ticketing sales, digital video distribution, digital marketing, PPV, FTV (Free to View), merchandise sales, brand management and financial control systems. B2Digital owns all rights for TV, internet, social media, media, merchandising and trademarks, and branding for the B2Digital companies.

B2Digital: MMA’s Premier Development League

www.b2digitalotc.com

B2 Fighting Series Pay Per View Link

www.b2mma.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the securities laws. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For more information, please contact:

information@b2fs.com

Public Relations:

Tiger Marketing & Branding Agency

info@TigerGMP.com

www.TigerGMP.com

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